As filed with the Securities and Exchange Commission on April 18, 1996
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           CONTROL DATA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
                               Delaware 41-1718075
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)
                           4201 Lexington Avenue North
                        Arden Hills, Minnesota 55126-6198
                                 (612) 482-2401
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             JAMES E. OUSLEY, President and Chief Executive Officer
                           Control Data Systems, Inc.
                           4201 Lexington Avenue North
                        Arden Hills, Minnesota 55126-6198
                                 (612) 482-2401
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                              DAVID C. GRORUD, ESQ.
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7032


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]


                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                                             Proposed
                                                                   Proposed Maximum            Maximum           Amount of
Title of Each Class of                          Amount            Offering Price per          Aggregate         Registration
Securities to be Registered                to be Registered             Unit(2)            Offering Price           Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock to be offered                      300,000                 $20.75               $6,225,000            $2,147
by Selling Warrantholders Upon
Exercise of Outstanding Warrants(1)
================================================================================================================================

(1) Warrants are exercisable at $12.863 per share at any time on or before June 4, 1996.

(2) For purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, such amount is based upon the average of the high and low sales prices of the registrant's Common Stock on April 15, 1996.

     The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                   PROSPECTUS

                           CONTROL DATA SYSTEMS, INC.

                 300,000 Shares of Common Stock, $.01 par value



     This Prospectus relates to up to 300,000 shares of Common Stock of Control Data Systems, Inc. ("Control Data" or the "Company") which may be offered for resale by persons (the "Selling Warrantholders") who acquire the shares (the "Warrant Shares") upon exercise of outstanding Warrants issued in the Company's acquisition of Evernet Systems, Inc. ("Evernet") in June 1993. A Selling Warrantholder may offer their Warrant Shares from time to time for sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Offers and sales will be made through agents that have not yet been determined as of the date hereof except as described below. Sales may also be made to dealers or directly to purchasers. See "Plan of Distribution." The Company will not receive any proceeds from sales of the Warrant Shares.

     The Company's Common Stock is traded in the Nasdaq National Market under the symbol "CDAT." The last reported sale price of the Company's Common Stock on April 15, 1996, as reported by the Nasdaq National Market, was $20.75 per share.

     The Company will bear all expenses of the offering (estimated to be $20,000), except that the Selling Warrantholders will pay any applicable brokerage discounts or commissions, as well as fees and disbursements of counsel to and experts for the Selling Warrantholders.


                            -----------------------
                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
                 TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK
                        SEE "INVESTMENT CONSIDERATIONS."
                             -----------------------


THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Prospectus is April ____, 1996.


     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

 1. The Company's annual report on Form 10-K (Commission File No. 0-20252) for its 1995 fiscal year ended December 31, 1995.

 2. The Company's Form 10-K/A No. 1 (Commission File No. 0-20252) for its 1995 fiscal year ended December 31, 1995.

 3. The description of the Company's Common Stock, $.01 par value, which is contained or incorporated by reference in the Company's Registration Statement on Form 10 (Commission File No. 0-20252) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ralph W. Beha, General Counsel and Secretary, Control Data Systems, Inc., 4201 Lexington Avenue North, Arden Hills, Minnesota 55126-6198; telephone (612) 482-2401.


                                   THE COMPANY

     Control Data is a global software and services company dedicated to helping large organizations develop the enterprise-wide information systems required to create, transmit, access, and control business information. The Company focuses on the architecture, implementation, and lifetime support of electronic commerce, product design, and product information solutions. The Company provides productivity enhancing solutions for customers in government, financial services, telecommunications, and manufacturing.

     The Company's software and services solutions include network design, installation, and maintenance; application design and deployment, particularly for electronic commerce projects; remote and on-site systems management and outsourcing; electronic mail integration; and for the discrete manufacturing industry, product data management ("PDM") systems, and computer-aided design ("CAD") products or systems. To provide its customers with leading-edge solutions, the Company invests in four major areas:

     Development of software products associated with electronic commerce integration, PDM, and CAD.

     Training and development of its technical workforce.

     Sales and marketing of its products and services.

     Capital and operational expenditures for the fulfillment of managed services contracts (outsourcing contracts).

     The Company also has a number of suppliers and partners providing a range of hardware and software platforms, complementary products and services, and sales and marketing activities.

     The Company was established through Ceridian Corporation's ("Ceridian") transfer of its Computer Products business to the Company and Ceridian's subsequent distribution in July of 1992, of the Company's stock as a dividend to Ceridian's stockholders.

     The Company's principal offices are located at 4201 Lexington Avenue North, Arden Hills, Minnesota 55126.

                            INVESTMENT CONSIDERATIONS

     The following factors should be carefully considered in evaluating an investment in any shares of Common Stock offered hereby.

Operating Results

     In the early 1990's, the Company completed its transition away from the manufacture of proprietary mainframe computers to that of an open systems integration company dedicated to helping large organizations develop the enterprise-wide information systems required to create, transmit, access, and control business information. Revenues for 1995 of $454.8 million decreased 13.2% from 1994 revenues of $524.2 million. The revenue decline was due to a 25.9% decrease in hardware product sales and an 18.8% decrease in maintenance and support, offset in part by a 12.8% increase in software and services revenues. A portion of the revenue decline in 1995 can be attributed to the divestiture of various foreign operations. As a result, the Company expects total revenues to decrease in 1996 from 1995. Revenue levels in 1996 could be impacted by the Company's business transition and narrowed focus as well as by the acquisition of additional businesses or divestiture of existing operations.

Fluctuations in Operating Results

     The Company participates in the systems integration segment of the information systems and services market. Equipment manufacturers, large consulting firms and traditional systems integrators also compete in this market segment. There are many smaller firms also active in this market segment with no one firm having a dominant position. Many of the companies in this market segment offer outsourcing and other types of long term agreements with their customer base. The result of these types of activities is to develop a backlog of business that creates a certain predictable revenue base in future periods. As the Company is just beginning to build a base of these types of arrangements as part of its electronic commerce offerings, revenue predictability is currently difficult, and continuing quarterly volatility of earnings can be expected. See "Investment Considerations - Competition."

Government Contracts

     The Company estimates that contracts with the United States government represented approximately 13.6%, 12.0%, and 13.7% of the Company's total revenue in fiscal years 1995, 1994, and 1993, respectively. Generally, the Company's contracts with the U.S. government contain provisions to the effect that the contracts may be terminated at the convenience of the customer, and that in the event of such termination, the Company would be entitled to receive payment based on the cost incurred and the anticipated profit on the work completed prior to termination.

Restructuring

     Over the past several years, the Company has focused its core business through a series of initiatives as it transitioned from a manufacturer of proprietary mainframe computer systems to a software and services provider focused on electronic commerce, PDM, and CAD. During the fourth quarter of 1994, the Company completed a thorough review of its worldwide business operations and market opportunities. The results of this review indicated that certain actions were needed to further reduce the geographic scope of operations, downsize employment levels worldwide, and reduce selected assets in order to remain competitive in the future. Based on this review, the Company adopted a formal restructuring plan resulting in a pre-tax restructuring charge of $70.1 million.

     The Company has $23.1 million of remaining restructure obligations as of December 31, 1995. Future cash outlays under the restructuring plan are anticipated to be $16.7 million in 1996, primarily for severance costs, lease and other obligations related to excess facilities and litigation costs, and $6.4 million in 1997 to satisfy various long-term real estate obligations and severance issues.

     In light of continuing rapid change in the computer industry and other uncertainties facing the Company, there can be no assurance that additional restructuring actions or charges will not be required or that such charges could not have a material adverse effect on the operations or financial results of the Company.

Need for Capital

     The Company's cash and short-term investments totaled $84.0 million at December 31, 1995. In addition, as of December 31, 1995, the Company had available up to $17.8 million under bank lines of credit in certain international subsidiaries and a U.S. credit agreement which provides up to $10.0 million in unsecured short-term financing. The above mentioned funds are expected to be sufficient to meet the Company's operating requirements in 1996. To the extent it may be necessary to supplement these sources of cash, the Company could seek financing from strategic investors and through future debt or equity financing in the public or private markets. The ability of the Company to borrow money or to sell debt or equity securities will depend on its results of operations, financial condition and business prospects, as well as on conditions then prevailing in the computer industry and the relevant capital markets. There can be no assurance that such additional capital will be available to the Company or will be available on terms that are favorable to the Company.

International Sales

     The Company's international revenues constituted 69.2%, 71.5%, and 65.2%, of the Company's total revenues in 1995, 1994, and 1993, respectively. The
Company expects that international sales will continue to represent a significant portion of its revenues in the future. The Company will continue to be subject to the normal risks of conducting business internationally, including political instability, unexpected changes in regulatory requirements, fluctuating exchange rates, tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations and potentially adverse tax consequences. Other risks inherent in certain foreign countries include longer payment cycles and greater difficulties in accounts receivable collection. Longer payment cycles and greater difficulties in accounts receivable collection have resulted in the Company historically taking significantly larger reserves against receivables in foreign subsidiary operations than in domestic operations, and the Company continues to follow this practice wherever prudent. There can be no assurance that these factors will not at some point in the future have a material impact on the operating results of the Company in any given financial period. In addition, there can be no assurance that the Company will be successful in transitioning the business of each of its foreign subsidiary operations into the systems integration business model, due to the diverse market, cultural and business environments in the various foreign operations.

Ability to Hire and Retain Technical Resources

     As the Company continues to expand its software and service activities it will need to be able to hire and retain, in sufficient numbers, personnel with appropriate technical skills in such areas. There can be no assurance that the Company will be able to acquire or retain these resources as they are required or at competitive rates. If unsuccessful, Company's revenues may be negatively impacted and/or its operating costs may increase to fund the training costs to develop internally such technical skills in sufficient numbers.

Competition

     The market for the Company's products and services is highly competitive and is characterized by rapid technological advances in both hardware and software development. These advances result in shorter product life cycles and enhanced product capabilities, typically at significantly better price and performance levels. At the same time, these advances have also created increased demand for the skills of knowledgeable systems integrators who can help customers make the best use of the available technology.

     Competition in the systems integration and services market is intense and is based on a variety of factors including customer satisfaction, reputation, price, performance, product quality, software availability, connectivity, networking, compatibility with industry standards, marketing and distribution capability, customer support, name recognition and financial strength. The Company competes throughout the world with numerous local, regional, national, and international system integrators including equipment manufacturers, large consulting firms and traditional systems integrators. Several of the Company's competitors have significantly greater financial and operational resources than the Company, and there can be no assurance that the Company's results of operations will not be adversely affected by such competition. See "Investment Considerations - Fluctuations in Operating Results."

Dividend Policy

     The Company has not paid any dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future to stockholders.

                             SELLING WARRANTHOLDERS

Selling Warrantholders

     Each of the Selling Warrantholders was a holder of preferred stock of Evernet Systems, Inc., which the Company acquired for cash, Common Stock, and Company warrants (the "Warrants") in June, 1993. The shares covered by this Prospectus are the shares of Common Stock that have been issued or are issuable upon the exercise of the Warrants ("Warrant Shares"). The Warrant Shares are being registered under the Securities Act of 1933 pursuant to registration rights granted in that acquisition.

     The Selling Warrantholders, the number of shares of Common Stock other than Warrant Shares held by each of them as of the date of this Prospectus, and the number of shares of Common Stock of the Company for which each Selling Warrantholder holds Warrants (i.e., such person's potential Warrant Shares) are as follows:



                                      Shares owned other
Shareholder                           than Warrant Shares         Warrant Shares*


First Century Partnership III               -0-                      25,605

David L. Anderson                           -0-                       1,574

Anvest, L.P.                                -0-                         129

Mihran A. Aroian                            156                          85

Aspen Venture Partners, L.P.                -0-                      50,859

Austin Ventures, L.P.                       -0-                      50,429

G. Leonard Baker, Jr.                       -0-                       1,574

Tench Coxe                                  -0-                         311

EMP & Co.                                   -0-                       1,663

Focus & Co.                                 -0-                       2,139

James C. Gaither                            131                          54

Genstar Investment Corporation              -0-                         763

Hank & Co. FBO Citiventure II               -0-                      35,087

Kleiner Perkins Caufield & Byers V          -0-                      60,172

Kleiner Perkins C & B Zaibatsu Fund         -0-                       2,420

Mellon Bank, N.A. FBO Bell Atlantic
   Master Pension Trust                     -0-                      31,840

Leo L and Janet G. Nussbaum, Trustees       405                         349

Omega Partners                              -0-                         753

Ronald L. Perkins                           -0-                         236

Pitt & Co. FBO GTE Service Corp.            -0-                       8,475

Saunders Holdings, L.P.                     -0-                         129

Sutter Hill Ventures, L.P.                  -0-                      21,955

TOW Partners, L.P.                          -0-                       1,701

Paul M. & Marsha R. Wythes, Trustees        -0-                         743

William H. Younger, Jr.                     -0-                         955


______________________________________________
         * Assumes full exercise of such holder's Warrants.

     Only the Warrant Shares are subject to sale pursuant to this Prospectus. As of April 1, 1996, none of the Warrants had been exercised, and it is likely that the majority of them will remain unexercised until after the registration of the Warrant Shares becomes effective. The Warrants have an exercise price of $12.863 per share, subject to certain adjustments, and they are exercisable at any time during the three years that commenced on June 4, 1993.

     Each of the Selling Warrantholders has requested the registration of all of his/its Warrant Shares; and each Selling Warrantholder has expressed an intention to exercise up to all of his/its Warrants and to sell up to all of the resulting Warrant Shares depending on market conditions.

     None of the Selling Warrantholders is or has been an officer or director of, or has had a similar position or other material relationship with, the Company. Prior to the acquisition of Evernet by the Company in June, 1993, the Selling Warrantholders collectively had the power to designate, and had designated, certain members of the Evernet Board of Directors.

                              PLAN OF DISTRIBUTION

     The Warrant Shares offered hereby may be sold by the Selling Warrantholders from time to time. Sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. No commitments as to any sales have been made as of the date of this Prospectus.

     Offers and sales will be made through agents that, except as described below, have not yet been determined. Sales may also be made to dealers or directly to purchasers. Sales through agents will be made subject to no more than customary commissions. Sales may be made on a "net" basis. Agents or dealers may assist Selling Warrantholders in exercising their Warrants and selling the resulting Warrant Shares, including by acting as agent for delivering the Warrants to the Company for exercise and/or advancing the exercise price against repayment from sale proceeds. Austin Ventures, Sutter Hill Ventures, David Anderson, Leonard Baker, TOW Partners, and several other Warrantholders each of whom holds Warrants for fewer than 1,000 shares have expressed their expectation of selling some or all of their Warrant Shares through Cowen & Co., which is a market maker in the Common Stock; and the "Advisor" referred to in the following paragraph has said that it may use Cowen's services in exercising Warrants and/or selling the resulting Warrant Shares on behalf of some or all of the four managed accounts referred to below. The Leo and Jannet Nussbaum Trust has expressed it expectation of using Raymond James, Inc. in the exercise of its Warrants and the sale of its Warrant Shares.

     Four of the Selling Warrantholders, who collectively hold Warrants for a total of 47,364 shares, hold their Warrants in accounts managed by an investment advisor (the "Advisor") which, in its discretion, may arrange for sales of shares held by one, some, or all of those holders. Any such sales will be made as the Advisor determines will be most advantageous to the holders, which is expected to be to a market maker or through brokers, not presently identified except as indicated above, at the lowest available transaction costs, although sales may be made to dealers or to ultimate purchasers. While the Advisor is not required to do so, it may arrange for sales in which all of the these four Selling Warrantholders would participate, either proportionately in accordance with the number of Warrants held by each of them or on some other basis. These four Selling Warrantholders are EMP & Co., Focus & Co., Hank & Co. FBO Citiventure II, and Pitt & Co. FBO GTE Service Corp. The Advisor is Chancellor Capital Management, Inc. or its wholly-owned subsidiary. While the Advisor has discretionary authority over each of the four accounts referred to above, there is no other affiliation between the Advisor and any of these four Selling Warrantholders.

     Two of the Selling Warrantholders (First Century Partnership III and Omega Partners), holding Warrants for a total of 26,358 shares, are related investment limited partnerships. One of these partnerships has as its general partner a partnership composed of a corporate managing partner and one individual partner; and the other has one individual general partner, who is a partner in the general partner of the first investment partnership. These two investment partnerships typically make purchases and sales of securities on a side-by-side, though not necessarily proportionate, basis, and they expect to make generally similar, though not necessarily proportionate, dispositions of their Warrant
Shares. The corporate managing partner of the general partner of the first investment partnership is a subsidiary of Smith Barney Holding Inc. and, until approximately four years ago, the individual partner was a full-time employee of Smith Barney Inc. While this individual has separated from Smith Barney Inc., he remains eligible for certain Smith Barney Inc. employee benefits, has made arrangements for the sharing of certain fees and responsibilities, and is otherwise subject to contractual arrangements relating to his separation, pursuant to an agreement he entered into with Smith Barney Inc. at the time of the separation. The two investment partnerships may use Smith Barney Inc. as their selling broker for dispositions of their Warrant Shares, and it is possible that Smith Barney Inc. might purchase some of their shares as principal and/or assist the partnerships with the exercise of their Warrants. No commitment has been made at this time as to the timing, amount, or terms of any sales of their Warrant Shares by these partnerships to or through Smith Barney Inc. or otherwise. Any sales these partnerships may make through Smith Barney Inc. as agent will be handled as ordinary and customary brokerage transactions.

     The offering of the Common Stock pursuant hereto will terminate upon the earlier of (i) the sale of all of the Warrant Shares subject thereto and (ii) the five-month anniversary of the date of this Prospectus (the "Term"); provided, however, that if any time during the Term, the Company determines that the maintenance of the Registration Statement, including this Prospectus, as current and accurate in accordance with the Securities Act of 1933, as amended, and the rules and regulations thereunder of the Commission would require the disclosure of nonpublic information, the disclosure of which could reasonably be expected to have a material adverse effect upon a significant financing, negotiation, contracting, acquisition, disposition, merger or other comparable transaction (collectively, "Significant Transactions"), then, by written notice by the Company to each Selling Warantholder: (A) in the event that at such time thirty or more days remain in the Term, the Company may cause the suspension of sales of the Common Stock pursuant to the Prospectus for such reasonable period of time as may be necessary to avoid such averse effect on such Significant Transaction in which case the Term shall be extended for the number of days that such suspension shall have been in effect, and (B) in the event that at such time fewer than thirty days remain in the Term, the Company may terminate the effectiveness of the Registration Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with this offering are as follows:

 Securities and Exchange Commission Filing Fee.......................   $2,147
 NASD Filing Fee.....................................................        0
 Printing and Engraving Fees and Expenses............................    1,000*
 Legal Fees and Expenses.............................................   14,000*
 Accounting Fees and Expenses........................................    2,000*
 Miscellaneous........................................................     853*
Total Expenses......................................................    20,000*

* Estimated

Item 15.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law provides that a director of a corporation (i) shall be indemnified by the corporation for expenses in defense of any action or proceeding if the director is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation, be indemnified for expenses, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful) and (iii) may be indemnified by the corporation for expenses (but not judgments or settlements) of any action by the corporation or of a derivative action, even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and provided that no indemnification is permitted without court approval if the director was adjudged liable to the corporation. The Company's Bylaws generally provide for indemnification of its directors as set forth in the Delaware General Corporation Law. The Company maintains a directors and officers liability insurance policy and, in addition, has entered into indemnity agreements with its directors and executive officers which constitute binding agreements of the Company to indemnify such persons.

Item 16.          Exhibits


Exhibit No.      Document

 5               Opinion and Consent of Fredrikson & Byron, P.A.

23.1             Consent of KPMG Peat Marwick LLP.

23.2 Consent of Fredrikson & Byron, P.A. (included in their opinion filed as Exhibit 5).

24 Power of Attorney from certain directors and officers (included on the "Signatures" pages hereto).

Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
             Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arden Hills, State of Minnesota, on the 17th day of April, 1996.

                         CONTROL DATA SYSTEMS, INC.

                         By /s/ James E. Ousley
                        James E. Ousley, President and
                            Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                               (Power of Attorney)

     Each person whose signature appears below constitutes and appoints James E. Ousley his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-3 of Control Data Systems, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith
with   the   Securities   and   Exchange   Commission, granting   unto   said
attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and for all intent and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Signature                       Title                              Date


/s/ James E. Ousley     President, Chief Executive         April 17, 1996
James E. Ousley            Officer and Director
                       (principal executive officer)


/s/ Joseph F. Killoran   Vice President and                April 17, 1996
Joseph F. Killoran       Chief Financial Officer,
                         (principal accounting officer)

/s/ W. Donald Bell       Director                           April 17, 1996
W. Donald Bell

/s/ Grant A. Dove        Director                           April 17, 1996
Grant A. Dove


/s/ Marcello A. Gumucio  Director                           April 17, 1996
Marcello A. Gumucio


/s/ W. Douglas Hajjar    Director                           April 17, 1996
W. Douglas Hajjar


/s/ Keith A. Libbey      Director                           April 17, 1996
Keith A. Libbey

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement



                           Control Data Systems, Inc.
             (Exact name of Registrant as specified in its charter)



                                   INDEX

Exhibit
Number

5        Opinion and consent of Fredrikson & Byron, P.A.

23.1     Consent of KPMG Peat Marwick LLP

23.2 Consent of Fredrikson & Byron, P.A (Included in their opinion filed as Exhibit 5)

24       Power of attorney from directors (Included in signature
          page of this Registration Statement)